American Express Global Business Travel Reports Strong Fourth Quarter and Full-Year 2024 Financial Results;
With Continued Momentum in 2025

NEW YORK – February 27, 2025 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading software and services company for travel, expense, and meetings & events today announced financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Full-Year 2024 Highlights

Continued to Deliver Strong Financial Results
•In Q4 2024, delivered $591 million of revenue, up 8% year over year, and $110 million of Adjusted EBITDA, up 39% year over year.
•Full-year Revenue of $2,423 million, 6% growth year over year.
•Full-year Adjusted EBITDA of $478 million, representing growth of 26% year over year, exceeding the midpoint of initial1 guidance.

Significant Margin Expansion
•In Q4 2024, Adjusted EBITDA margin of 19%, expansion of 420 bps year over year.
•Full-year Adjusted EBITDA margin expansion of 310 bps to 20%, Revenue grew 6%, while Adjusted Operating Expenses only increased 2%.

Continued Share Gains and Strong Customer Retention
•Full-year Total New Wins Value of $2.8 billion, including $2.2 billion in SME.
•97% customer retention rate, including 99% in GMN.

Free Cash Flow Acceleration
•Full-year Free Cash Flow of $165 million, exceeding initial guidance of $100 million.
•Significant decline in leverage ratio, to 1.8x2, and reduction in interest expense.

Capital Allocation to Optimize Shareholder Returns
•Reinvested in growth and additional margin expansion.
•Board of Directors authorized additional share buyback of up to $300 million and repurchased 8 million shares in private buyback.

Full-Year 2025 Outlook

Revenue Growth.
•Guiding to 5%-7% Constant Currency revenue growth driven by consistent growth in business travel and continued share gains from new wins and high customer retention.

Operating Leverage and Margin Expansion.
•Continued productivity gains balanced with additional technology investment to drive future growth expected to generate Adjusted EBITDA growth of 11%-17%, to $530-$560 million and 150 bps of Adjusted EBITDA margin expansion at mid-point.

Strong Cash Flow.
•Free Cash Flow expected to exceed $160 million, with underlying increase driven by earnings growth and lower cash interest, offset by costs associated with M&A.

1 Full-Year 2024 Outlook provided on 5th March 2024.
2 Leverage ratio is calculated as Net Debt / LTM Adjusted EBITDA and is different than leverage ratio defined in our senior secured credit agreement.
*A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided at the end of this release

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: “We delivered on our financial targets for 2024 with a strong finish in the fourth quarter, thanks to consistent execution of our commercial strategy and focus on cost control. Our efficient financial model is demonstrating its ability to generate attractive double-digit earnings growth, by adding share gains on top of stable industry growth and then expanding margins with a scalable cost base. In 2025, we expect this model to generate 11-17% growth for Adjusted EBITDA on 5%-7% Constant Currency revenue growth at the top line, while also continuing to invest to drive revenue growth, margin expansion and earnings growth in the years ahead.”

Fourth Quarter & Full-Year 2024 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		% Increase/ (Decrease)	Year Ended		% Increase/ (Decrease)
	December 31,			December 31,
	2024	2023		2024	2023
Total Transaction Value (TTV)	$6,896	$6,298	10%	$30,477	$28,192	8%
Transaction Growth	3%	6%		5%	18%
Revenue	$591	$549	8%	$2,423	$2,290	6%
Travel Revenue	$456	$426	7%	$1,932	$1,827	6%
Products & Professional Services Revenue	$135	$123	10%	$491	$463	6%

Total operating expenses	$561	$546	3%	$2,308	$2,298	—%
Adjusted Operating Expenses	$484	$469	3%	$1,948	$1,910	2%

Operating income (loss)	$30	$3	n/m	$115	$(8)	n/m
Net loss	$(14)	$(46)	67%	$(134)	$(136)	1%
Net loss margin	(3)%	(8)%	590 bps	(6)%	(6)%	40 bps
EBITDA	$57	$41	41%	$257	$189	36%
Adjusted EBITDA	$110	$80	39%	$478	$380	26%
Adjusted EBITDA Margin	19%	15%	420 bps	20%	17%	310 bps

Net cash provided by operating activities	$65	$58	12%	$272	$162	68%
Free Cash Flow	$33	$32	1%	$165	$49	235%

Net Debt				$848	$886
Net Debt / LTM Adjusted EBITDA				1.8x	2.3x
n/m = Not Meaningful

Fourth Quarter 2024 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue totaled $591 million, an increase of $42 million, or 8%, primarily due to growth in Total Transaction Value driven by continued growth in business travel and growth in Product & Professional Services revenue, partially offset by lower yield due to continued shift to digital transactions and recurring elements of revenue in line with prior quarter trend. Yield is calculated as total revenue divided by TTV for the same period.

Total operating expenses totaled $561 million, an increase of $15 million, or 3%, primarily due to continued investments in technology & content, associated with higher sales & marketing, and general & administrative costs, partially offset by cost saving initiatives, productivity improvements and lower depreciation & amortization.

Adjusted Operating Expenses totaled $484 million, an increase of $15 million, or 3%.

Net loss totaled $14 million, an improvement of $32 million, primarily due to the increase in operating income, lower interest expense and higher other income, partially offset by fair value movements on earnout derivative liabilities.

Adjusted EBITDA totaled $110 million, an increase of $30 million, or 39%. Revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion to 19%, up 420 bps.

Net cash provided by operating activities totaled $65 million, an improvement of $7 million versus $58 million in net cash provided by operating activities in the same period in 2023.

Free Cash Flow totaled $33 million, improving marginally by $1 million versus Free Cash Flow of $32 million in the same period in 2023.

Full-Year 2024 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue totaled $2,423 million, an increase of $133 million, or 6%, primarily due to growth in Total Transaction Value and growth in Product and Professional Services revenue. The increase in total revenue was driven by 5% Transaction Growth, offset by a modest decline of 17 bps in yield to 8% due to mix of non-TTV driven revenue and higher digital transactions. Yield is calculated as total revenue divided by TTV for the same period.

Total operating expenses totaled $2,308 million, an increase of $10 million. Increases in general & administrative costs and investments in technology and content were offset by higher productivity and other cost savings, lower depreciation & amortization, and restructuring costs.

Adjusted Operating Expenses totaled $1,948 million, an increase of $38 million, or 2%.

Net loss totaled $134 million, an improvement of $2 million. Increase in operating income, other income and benefit from lower interest expense was more than offset by unfavorable fair value movement on earnout derivative liabilities, loss on early extinguishment of debt and higher provision for income taxes.

Adjusted EBITDA totaled $478 million, an increase of $98 million, or 26%. Strong revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion to 20%, up 310 bps.

Net cash provided by operating activities totaled $272 million, an improvement of $110 million versus $162 million in net cash provided by operating activities in 2023, primarily due to (i) an increase in operating income and working capital movements (that was driven by lower benefit from the Egencia working capital optimization actions as the program nears completion) before considered non-cash charges or credits and (ii) lower cash interest payments partially offset by (iii) higher cash income taxes.

Free Cash Flow totaled $165 million, an improvement versus Free Cash Flow of $49 million in 2023, due to the increase in net cash provided by operating activities and a decrease in cash for the purchase of property and equipment.

Net Debt: As of December 31, 2024, total debt, net of unamortized debt discount and debt issuance cost, was $1,384 million, compared to $1,362 million as of December 31, 2023. Net Debt was $848 million as of December 31, 2024, compared to $886 million as of December 31, 2023. The leverage ratio was 1.8x as of December 31, 2024. The cash balance at the end of 2024 was $536 million, compared to $476 million at the end of 2023.

Full-Year 2025 Guidance

	Full-Year 2025 Guidance	Year-over-Year Growth Constant Currency	Year-over-Year Growth
Revenue	$2.50B – $2.55B	+ 5% – 7%	+ 3% – 5%
Adjusted EBITDA	$530M – $560M	+ 11% – 17%	+ 11% – 17%
Adjusted EBITDA Margin	21% – 22%	> +120 bps	> +150 bps
Free Cash Flow	> $160M

Karen Williams, Amex GBT’s Chief Financial Officer, stated: “We exited 2024 with strong momentum and are well-positioned to deliver another year of significant margin expansion and double-digit Adjusted EBITDA growth in 2025. Importantly, currency exchange has a neutral impact on our Adjusted EBITDA, and any headwind at the top line from rate fluctuations will be naturally offset by Adjusted Operating Expenses. Although we expect costs associated with M&A to offset the underlying growth in our Free Cash Flow this year, we are on track to generate higher conversion rates on higher levels of Adjusted EBITDA in the years ahead. And we retain the flexibility and capacity to pursue our clear capital allocation strategy that supports organic and inorganic investments for long-term, sustained growth."

Please refer to the section below titled "Reconciliation of Full-Year 2025 Adjusted EBITDA and Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP measures.

Webcast Information

Amex GBT will host its fourth quarter and full-year 2024 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences, proven at scale. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust - Amex GBT.

Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on X (formerly known as Twitter), LinkedIn and Instagram.

Contacts

Media:
Megan Kat
Senior Director Global Communications and Public Affairs
megan.kat@amexgbt.com

Investors:
George Anderson-Brown
Vice President of Finance
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year ended December 31,
(in $ millions, except share and per share data)	2024	2023
Revenue	$2,423	$2,290
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	967	961
Sales and marketing	400	394
Technology and content	442	413
General and administrative	308	294
Restructuring and other exit charges	13	42
Depreciation and amortization	178	194
Total operating expenses	2,308	2,298
Operating income (loss)	115	(8)
Interest income	6	1
Interest expense	(115)	(141)
Loss on early extinguishment of debt	(38)	—
Fair value movement on earnout derivative liabilities	(56)	13
Other income (loss), net	17	(10)
Loss before income taxes and share of income (losses) from equity method investments	(71)	(145)
(Provision for) benefit from income taxes	(66)	9
Share of income from equity method investments	3	—
Net loss	(134)	(136)
Less: net income (loss) attributable to non-controlling interests in subsidiaries	4	(73)
Net loss attributable to the Company’s Class A common stockholders	$(138)	$(63)
Basic loss per share attributable to the Company’s Class A common stockholders	$(0.30)	$(0.25)
Weighted average number of shares outstanding – Basic	462,695,229	251,645,498
Diluted loss per share attributable to the Company’s Class A common stockholders	$(0.30)	$(0.30)
Weighted average number of shares outstanding – Diluted	462,695,229	458,055,525

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of December 31,
(in $ millions except share and per share data)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$536	$476
Accounts receivable (net of allowance for credit losses of $10 and $12 as of December 31, 2024 and 2023, respectively)	571	726
Due from affiliates	46	42
Prepaid expenses and other current assets	128	116
Total current assets	1,281	1,360
Property and equipment, net	232	232
Equity method investments	14	14
Goodwill	1,201	1,212
Other intangible assets, net	480	552
Operating lease right-of-use assets	59	50
Deferred tax assets	268	281
Other non-current assets	89	50
Total assets	$3,624	$3,751
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$263	$302
Due to affiliates	22	39
Accrued expenses and other current liabilities	461	466
Current portion of operating lease liabilities	15	17
Current portion of long-term debt	19	7
Total current liabilities	780	831
Long-term debt, net of unamortized debt discount and debt issuance costs	1,365	1,355
Deferred tax liabilities	36	5
Pension liabilities	156	183
Long-term operating lease liabilities	63	55
Earnout derivative liabilities	133	77
Other non-current liabilities	34	33
Total liabilities	2,567	2,539
Commitments and Contingencies
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 478,904,677 and 467,092,817 shares issued, 470,904,677 and 467,092,817 shares outstanding as of December 31, 2024 and December 31, 2023, respectively)	—	—
Additional paid-in-capital	2,827	2,748
Accumulated deficit	(1,575)	(1,437)
Accumulated other comprehensive loss	(146)	(103)
Treasury shares, at cost (8,000,000 shares and 0 shares as of December 31, 2024 and December 31, 2023, respectively)	(55)	—
Total equity of the Company’s shareholders	1,051	1,208
Equity attributable to non-controlling interest in subsidiaries	6	4
Total shareholders’ equity	1,057	1,212
Total liabilities and shareholders’ equity	$3,624	$3,751

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year ended December 31,
(in $ millions)	2024	2023
Operating activities:
Net loss	$(134)	$(136)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	178	194
Deferred tax charge (benefit)	34	(30)
Equity-based compensation	77	75
Allowance for credit losses	9	9
Loss on early extinguishment of debt	38	—
Fair value movements on earnout derivative liabilities	56	(13)
Other, net	(23)	17
Changes in working capital:
Accounts receivable	123	49
Prepaid expenses and other current assets	(28)	9
Due from affiliates	(5)	(4)
Due to affiliates	(17)	(5)
Accounts payable, accrued expenses and other current liabilities	(5)	26
Defined benefit pension funding	(27)	(29)
Payment for termination of interest rate swap contracts	(4)	—
Net cash from operating activities	272	162
Investing activities:
Purchase of property and equipment	(107)	(113)
Other	5	(6)
Net cash used in investing activities	(102)	(119)
Financing activities:
Proceeds from senior secured term loans, net of debt discount	1,397	131
Repayment of senior secured term loans	(1,372)	(3)
Repurchase of common shares	(55)	—
Contributions for ESPP and proceeds from exercise of stock options	29	7
Payment of taxes withheld on vesting of equity awards	(28)	(14)
Payment of debt financing costs	(25)	(2)
Prepayment penalty and other costs related to early extinguishment of debt	(26)	—
Other	(5)	1
Net cash (used in) from financing activities	(85)	120
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(13)	10
Net increase in cash, cash equivalents and restricted cash	72	173
Cash, cash equivalents and restricted cash, beginning of year	489	316
Cash, cash equivalents and restricted cash, end of year	$561	$489
Supplemental cash flow information:
Cash paid for income taxes, net	$14	$2
Cash paid for interest (net of interest received)	$99	$142
Issuance of shares to settle liability	$—	$4

Glossary of Terms

Constant Currency is calculated by retranslating current and prior-period amounts at a consistent exchange rate rather than the actual exchange rates in effect during the respective periods. A portion of the Company’s revenue is derived from international operations. As a result, the Company’s revenue has been and will continue to be affected by changes in the U.S. dollar against major international currencies. The Company refers to revenue growth rates in constant currency or on a constant currency basis so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the Company’s business performance from one period to another.

Customer retention rate is calculated based on Total Transaction Value (TTV).

GMN refers to Global & Multinational Enterprises and SME refers to Small and Medium-sized Enterprises. For organizational management purposes, Amex GBT divides the customer base into these two general categories, generally on the basis of annual TTV, although this measure can vary by country and by customer preference. Amex GBT offers all products and services to all sizes of customer, as customers of all sizes may prefer different solutions.

LTM refers to the last twelve months.

SME New Wins Value is calculated using expected annual average TTV from SME client wins over the last twelve months.

Total New Wins Value is calculated using expected annual average TTV from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms. We have presented Transaction Growth on a net basis to exclude cancellations, refunds and exchanges as management believes this better aligns Transaction Growth with the way we measure TTV and earn revenue. Prior period Transaction Growth percentages have been recalculated and represented to conform to current period presentation.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. We use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We use Free Cash Flow and Net Debt as liquidity measures and as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, fair value movements on earnout derivative liabilities, long-term incentive plan costs, certain corporate costs, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as measures of liquidity or as measures determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents.

Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2024	2023	2024	2023
Net loss	$(14)	$(46)	$(134)	$(136)
Interest income	(2)	(1)	(6)	(1)
Interest expense	22	36	115	141
Loss on early extinguishment of debt	—	—	38	—
Provision for (benefit from) income taxes	11	3	66	(9)
Depreciation and amortization	40	49	178	194
EBITDA	57	41	257	189
Restructuring, exit and related charges(a)	3	—	17	49
Integration costs(b)	4	7	24	35
Mergers and acquisitions(c)	8	1	45	2
Equity-based compensation and related employer taxes(d)	19	15	83	75
Fair value movements on earnout derivative liabilities(e)	42	10	56	(13)
Other adjustments, net(f)	(23)	6	(4)	43
Adjusted EBITDA	$110	$80	$478	$380
Net loss Margin	(3)%	(8)%	(6)%	(6)%
Adjusted EBITDA Margin	19%	15%	20%	17%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2024	2023	2024	2023
Total operating expenses	$561	$546	$2,308	$2,298
Adjustments:
Depreciation and amortization	(40)	(49)	(178)	(194)
Restructuring, exit and related charges(a)	(3)	—	(17)	(49)
Integration costs(b)	(4)	(7)	(24)	(35)
Mergers and acquisitions(c)	(8)	(1)	(45)	(2)
Equity-based compensation and related employer taxes(d)	(19)	(15)	(83)	(75)
Other adjustments, net(f)	(3)	(5)	(13)	(33)
Adjusted Operating Expenses	$484	$469	$1,948	$1,910

a)Includes (i) employee severance costs/(reversals) of $3 million and $(1) million for the three months ended December 31, 2024 and 2023, respectively, and $11 million and $39 million for the years ended December 31, 2024 and 2023, respectively, (ii) accelerated amortization of operating lease ROU assets of $4 million and $7 million for the years ended December 31, 2024 and 2023, respectively, and (iii) contract costs related to leased facilities abandonment of $0 and $1 million for three months ended December 31, 2024 and 2023, respectively, and $2 million and $3 million for the years ended December 31, 2024 and 2023, respectively.
b)Represents expenses related to the integration of businesses acquired.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $2 million and $3 million for the three months ended December 31, 2024 and 2023, respectively, and $8 million and $19 million for the years ended December 31, 2024 and 2023, respectively, and (ii) legal and professional services costs of $1 million and $2 million for the three months ended December 31, 2024 and 2023, respectively, and $5 million and $14 million for the years ended December 31, 2024 and 2023, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange gains (losses) of $27 million and $1 million for the three months ended December 31, 2024 and 2023, respectively, and $22 million and $(5) million for the years ended December 31, 2024 and 2023, respectively, and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $1 million and $2 million for the three months ended December 31, 2024 and 2023, respectively, and $5 million and $5 million for the years ended December 31, 2024 and 2023, respectively.

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2024	2023	2024	2023

Net cash from operating activities	$65	$58	$272	$162
Less: Purchase of property and equipment	(32)	(26)	(107)	(113)
Free Cash Flow	$33	$32	$165	$49

Reconciliation of Net Debt:

	As of December 31,
(in $ millions)	2024	2023
Current portion of long-term debt	$19	$7
Long-term debt, net of unamortized debt discount and debt issuance costs	1,365	1,355
Total debt, net of unamortized debt discount and debt issuance costs	1,384	1,362
Less: Cash and cash equivalents	(536)	(476)
Net Debt	$848	$886

LTM Adjusted EBITDA	$478	$380
Net Debt / LTM Adjusted EBITDA	1.8x	2.3x

Reconciliation of Full-Year 2025 Adjusted EBITDA and Free Cash Flow Guidance

The Company’s full-year 2025 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

The Company’s guidance does not incorporate the impact of the proposed acquisition of CWT Holdings, LLC.

Adjusted EBITDA guidance for the year ending December 31, 2025 consists of expected net income (loss) for the year ending December 31, 2025, adjusted for: (i) interest expense, net, of approximately $80 million; (ii) provision for income taxes of approximately $60-$80 million; (iii) depreciation and amortization of property and equipment of approximately $165 million; (iv) restructuring costs of approximately $20-$35 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $60 million; (vi) non-cash equity-based compensation and related employer taxes of approximately $85 million, and; (vii) other adjustments, including long-term incentive plan costs, litigation and professional services costs and non-service component of our net periodic pension benefit related to our defined benefit pension plans of approximately $10 million. We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities, foreign exchange gains (loss) and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2025 consists of expected net cash from operating activities of greater than $280 million less purchase of property and equipment of greater than $120 million.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, and the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) the impact of any future acquisitions including the integration of any acquisition; (12) the decisions of market data providers, indices and individual investors; (13) the outcome of any legal proceedings that have been or may be instituted against the Company or CWT Holdings, Inc. (“CWT”) in connection with our merger with CWT (the “Merger”), including the lawsuit filed by the Department of Justice against us and CWT related to the Merger; (14) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger; (15) the inability to complete, costs related to, or the inability to recognize the anticipated benefits of, the Merger; and (16) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 13, 2024, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.